Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214600

PROSPECTUS SUPPLEMENT

(to Prospectus dated December 1, 2016)

5,715,000 Shares

Common Stock

$3.50 per share

We are offering 5,715,000 shares of our common stock.

Our common stock is listed on The NASDAQ Global Market under the symbol “SYNC.” On April 5, 2017, the last reported sale price of our common stock on The NASDAQ Global Market was $4.15 per share.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus supplement and future filings.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 3 of the accompanying prospectus.

	Per Share	Total
Public offering price	$3.50	$20,002,500.00
Underwriting discount and commissions(1)	$0.21	$1,200,150.00
Proceeds, before expenses, to us	$3.29	$18,802,350.00

(1)	We refer you to the section entitled “Underwriting” beginning on page S-16 of this prospectus supplement for additional information regarding total underwriter compensation.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 857,250 shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $1,380,172.50 and the total proceeds to us, before expenses, will be $21,622,702.50.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about April 11, 2017.

Joint Book-Running Managers

Canaccord Genuity	Needham & Company

The date of this prospectus supplement is April 6, 2017.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and related matters. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

All references in this prospectus supplement and the accompanying prospectus to “Synacor,” the “Company,” “we,” “us,” “our,” or similar references refer to Synacor, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free-writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus are complete and accurate as of the date the information is presented, but the information may have changed since that date.

“Synacor®” and our design logo used in this prospectus supplement and the accompanying prospectus are our trademarks. This prospectus supplement and the accompanying prospectus may also include other trademarks, tradenames and service marks that are the property of their respective holders. Solely for convenience, trademarks and tradenames referred to in this prospectus supplement and the accompanying prospectus may appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable holder will not assert its rights, to these trademarks and tradenames.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in these documents contain forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “target,” “goal,” “likely,” “will,” “would,” and “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in our forward-looking statements include, among others:

•	our expected future financial performance;

•	our expectations regarding our operating expenses and revenues;

•	our strategies and business plan;

•	our ability to maintain or broaden relationships with existing customers and develop relationships with new customers;

•	our success in anticipating market needs or developing new or enhanced services and products to meet those needs;

•	our expectations regarding market acceptance of our services and products;

•	our ability to recruit and retain qualified technical and other key personnel;

•	our competitive position in our industry, as well as innovations by our competitors;

•	our success in managing growth;

•	our expansion in international markets;

•	our ability to successfully integrate assets and personnel from our acquisitions;

•	our success in identifying and managing potential acquisitions;

•	our capacity to protect our confidential information and intellectual property rights;

•	the use or sufficiency of our cash and cash equivalents, including the expected proceeds from this offering;

•	our need to obtain additional funding and our ability to obtain funding in the future on acceptable terms; and

•	anticipated trends and challenges in our business and the markets in which we operate.

All written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We caution investors not to rely too heavily on the forward-looking statements we make or that are made on our behalf. We undertake no obligation, and specifically decline any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus supplement and accompanying prospectus include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data.

S-iii

In addition, you should refer to the section of this prospectus supplement entitled “Risk Factors” as well as the documents we have incorporated by reference for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus supplement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

S-iv

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the risk factors and more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Company Overview

We enable our customers to better engage with their consumers. Our customers include video, internet and communications providers, device manufacturers, governments and enterprises. We are their trusted technology development, multiplatform services and revenue partner. Our customers use our technology platforms and services to scale their businesses and extend their subscriber relationships. We deliver managed portals, advertising solutions, email and collaboration platforms, end-to-end video solutions and cloud-based identity management.

We enable our customers to provide their consumers engaging, multiscreen experiences with products that require scale, actionable data and sophisticated implementation. Through our Managed Portals and Advertising solutions, we enable our customers to earn incremental revenue by monetizing media among their consumers. At the same time, because consumers have high expectations for their online experience as a result of advances in video, mobile and social, we provide, through our Recurring and Fee-Based Revenue solutions, a suite of products and services that helps our customers successfully meet those high expectations by enabling them to deliver to their consumers access to the same digital content across all devices, including PCs, tablets, smartphones and connected TVs.

Our Corporate Information

Synacor’s predecessor company was originally formed as a New York corporation, and in November 2002, Synacor re-incorporated under the laws of the State of Delaware. Our headquarters are located at 40 La Riviere Drive, Buffalo, New York 14202, and our telephone number is (716) 853-1362. Our website address is www.synacor.com. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website to be part of this prospectus supplement or in deciding whether to purchase shares of our common stock. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), are available free of charge on the Investors portion of our website at http://investor.synacor.com/ as soon as reasonably practicable after we electronically file such material with, or furnish it to, the U.S. Securities and Exchange Commission (the SEC).

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	a requirement to have only two years of audited financial statements and only two years of related management’s discussion and analysis;

•	exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

•	reduced disclosure about the company’s executive compensation arrangements; and

•	no non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until December 31, 2017 or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our capital stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens.

Additionally, as a smaller reporting company we have taken advantage of certain reduced reporting obligations available to smaller reporting companies.

THE OFFERING

Common stock offered by us	5,715,000 shares of common stock.

Option to purchase additional shares	We have granted the underwriters an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to 857,250 additional shares of common stock at the public offering price less the underwriting discounts and commissions.

Offering price	$3.50 per share of common stock.

Common stock to be outstanding after this offering	36,596,148 shares (or 37,453,398 shares if the underwriters exercise in full their option to purchase additional shares).

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes and working capital. In addition, we believe the net proceeds will strengthen our balance sheet and allow us to acquire, or finance on more attractive terms, equipment and other capital investments necessary to support additional customers and the delivery of additional services to existing customers. See the section titled “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.
NASDAQ Global Market Symbol	SYNC

The number of shares of our common stock outstanding is based on 30,881,148 shares of our common stock outstanding as of December 31, 2016, and excludes the following:

•	8,756,174 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2016, at a weighted average exercise price of approximately $2.53 per share;

•	319,889 shares issuable upon vesting of restricted stock units;

•	991,973 shares of common stock reserved for future grants under our 2012 Equity Incentive Plan as of December 31, 2016 (subject to automatic annual adjustment in accordance with the terms of the 2012 Equity Incentive Plan, including an additional 1,238,938 shares of common stock added to the plan as of January 2, 2017); and

•	480,000 shares of our common stock issuable upon exercise of warrants outstanding as of December 31, 2016, at an exercise price of $3.00 per share.

The number of shares of our common stock presented above also excludes:

•	600,000 shares of common stock issued to, and 120,000 shares of our common stock issuable upon exercise of warrants issued to, TZ Holdings, Inc. (formerly known as Zimbra, Inc.) (TZ Holdings) on March 16, 2017, which had previously been held back to secure indemnification obligations of TZ Holdings; and

•	1,087,800 shares of common stock issuable upon the exercise of options granted after December 31, 2016, with a weighted average exercise price of $3.17 per share.

Unless otherwise indicated, all information in this prospectus assumes:

•	that the underwriters do not exercise their option to purchase up to 857,250 additional shares of our common stock;

•	no exercise of the outstanding options or warrants described above; and

•	no release of any shares of common stock or warrants from the securities held back to secure indemnification obligations of TZ Holdings.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and all of the other information contained in this prospectus supplement and the accompanying prospectus, and incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and related notes, before investing in our common stock. If any of the possible events described below or in those sections actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations and results.

Risks Related to This Offering and Our Common Stock

You will experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Based on 5,715,000 shares of our common stock being sold at the public offering price of $3.50 per share, for aggregate gross proceeds of approximately $20.0 million, and after deducting underwriting discounts and commissions and estimated aggregate offering expenses payable by us, you will experience immediate dilution of $2.75 per share, representing the difference between our as adjusted net tangible book value per share as of December 31, 2016 after giving effect to this offering and the public offering price. In addition, we are not restricted from issuing additional securities in the future, including shares of common stock, securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or substantially similar securities. The issuance of these securities may cause further dilution to our stockholders. The exercise of outstanding stock options and the vesting of outstanding restricted stock units may also result in further dilution of your investment. See the section entitled “Dilution” on page S-10 below for a more detailed illustration of the dilution you may incur if you participate in this offering.

We may allocate our cash and cash equivalents in ways that you and other stockholders may not approve.

Our management has broad discretion in the application of our cash, cash equivalents and marketable securities, including the expected proceeds of this offering. Because of the number and variability of factors that will determine our use of our cash and cash equivalents, their ultimate use may vary substantially from their currently intended use. Our management might not apply our cash and cash equivalents in ways that ultimately increase the value of your investment. We expect to use our cash and cash equivalents to acquire, or finance on more attractive terms, equipment and other capital investments necessary to support additional customers and the delivery of additional services to existing customers and for working capital and other general corporate purposes. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest our cash and cash equivalents in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash and cash equivalents in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on The NASDAQ Global Market and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Investors may not be able to resell their shares at or above the price at which they purchased them and an active trading market for our common stock may not fully develop or be sustained.

Investors may not be able to sell their common stock at or above the price they paid or at the time that they would like to sell. An active trading market for our shares may never fully develop or be sustained. An inactive trading market may impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration, which, in turn, could harm our business.

A substantial number of shares of our common stock could be sold into the public market in the near future, which could depress our stock price.

Sales of substantial amounts of our common stock in the public market could reduce the prevailing market prices for our common stock. Substantially all of our outstanding common stock is eligible for sale as are common stock issuable under vested and exercisable stock options and warrants. If our existing stockholders sell a large number of shares of our common stock, or the public market perceives that existing stockholders might sell shares of common stock, the market price of our common stock could decline significantly. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

USE OF PROCEEDS

We estimate that the net proceeds from the public sale of shares of our common stock in this offering will be approximately $18.5 million, or approximately $21.3 million if the underwriters exercise in full their option to purchase additional shares of common stock, based on the public offering price of $3.50 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. As of December 31, 2016, we had cash and cash equivalents of $14.3 million.

We intend to use the net proceeds from this offering for general corporate purposes and working capital. In addition, we believe the net proceeds will strengthen our balance sheet and allow us to acquire, or finance on more attractive terms, equipment and make other capital investments necessary to support additional customers and the delivery of additional services to existing customers.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. We may also use a portion of the net proceeds to acquire or invest in businesses, products or technologies that we believe are complementary to our own, although we are not currently planning or negotiating any such transactions. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on The NASDAQ Global Market under the symbol “SYNC.” The following table summarizes the high and low sales prices for our common stock as reported by The NASDAQ Global Market for the period indicated:

	High	Low
2015
First Quarter	$2.83	$1.95
Second Quarter	2.64	1.58
Third Quarter	1.88	1.03
Fourth Quarter	1.88	1.29

2016
First Quarter	$1.95	$1.38
Second Quarter	3.98	1.33
Third Quarter	3.34	2.51
Fourth Quarter	3.40	2.65

2017
First Quarter	$4.25	$2.90
Second Quarter (through April 5, 2017)	4.20	4.05

The last reported sale price for our common stock on The NASDAQ Global Market on April 5, 2017 was $4.15.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to compliance with certain covenants under our credit facilities, which restrict or limit our ability to declare or pay dividends, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of December 31, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale by us of 5,715,000 shares of common stock in this offering, and the receipt of the net proceeds from the sale of these shares, at the public offering price of $3.50, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	December 31, 2016 (actual) (in thousands)	December 31, 2016 (as adjusted) (in thousands)
Cash and cash equivalents	$14,315	$32,767

Stockholders’ equity:
Preferred stock, $0.01 par value — 10,000,000 shares authorized, none issued and outstanding at December 31, 2016	—	—
Common stock, $0.01 par value — 100,000,000 shares authorized; 31,626,635 shares issued and 30,881,148 shares outstanding at December 31, 2016; 36,596,148 shares issued and shares outstanding, as adjusted	316	373
Treasury stock, at cost — 745,487 shares at December 31, 2016	(1,547)	(1,547)
Additional paid-in capital	117,747	136,142
Accumulated other comprehensive loss	(17)	(17)
Accumulated deficit	(76,850)	(76,850)

Total stockholders’ equity	39,649	58,101

Total capitalization	$39,649	$58,101

The number of shares in the table above excludes:

•	8,756,174 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2016, at a weighted average exercise price of approximately $2.53 per share;

•	319,889 shares issuable upon vesting of restricted stock units;

•	991,973 shares of common stock reserved for future grants under our 2012 Equity Incentive Plan as of December 31, 2016 (subject to automatic annual adjustment in accordance with the terms of the 2012 Equity Incentive Plan, including an additional 1,238,938 shares of common stock added to the plan as of January 2, 2017); and

•	480,000 shares of our common stock issuable upon exercise of warrants outstanding as of December 31, 2016, at an exercise price of $3.00 per share.

The number of shares of our common stock presented above also excludes:

•	600,000 shares of common stock issued to, and 120,000 shares of our common stock issuable upon exercise of warrants issued to, TZ Holdings on March 16, 2017, which had previously been held back to secure indemnification obligations of TZ Holdings; and

•	1,087,800 shares of common stock issuable upon the exercise of options granted after December 31, 2016, with a weighted average exercise price of $3.17 per share.

DILUTION

If you purchase our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of common stock and the pro forma net tangible book value per share of our common stock after this offering. Net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our total tangible assets (total assets less intangible assets) less total liabilities. As of December 31, 2016, we had a historical net tangible book value of our common stock of $8.9 million, or approximately $0.29 per share.

Investors participating in this offering will incur immediate, substantial dilution. After giving effect to the sale of shares of common stock in this offering at a public offering price of $3.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of December 31, 2016 would have been approximately $27.3 million, or approximately $0.75 per share of common stock. This represents an immediate increase in net tangible book value of approximately $0.46 per share to existing stockholders, and an immediate dilution of approximately $2.75 per share to investors participating in this offering.

The following table illustrates this per share dilution:

Public offering price per share		$3.50
Historical net tangible book value per share as of December 31, 2016	$0.29
Increase in net tangible book value per share after this offering	$0.46
Net tangible book value per share after this offering		$0.75
Dilution per share to investors participating in this offering		$2.75

If the underwriters exercise in full their option to purchase additional shares, our net tangible book value as of December 31, 2016, after giving effect to this offering, would have been approximately $30.1 million, or approximately $0.80 per share, representing an immediate dilution of $2.70 per share to new investors purchasing shares of common stock in this offering.

The above discussion and tables excludes:

•	8,756,174 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2016, at a weighted average exercise price of approximately $2.53 per share;

•	319,889 shares issuable upon vesting of restricted stock units;

•	991,973 shares of common stock reserved for future grants under our 2012 Equity Incentive Plan as of December 31, 2016 (subject to automatic annual adjustment in accordance with the terms of the 2012 Equity Incentive Plan, including an additional 1,238,938 shares of common stock added to the plan as of January 2, 2017); and

•	480,000 shares of our common stock issuable upon exercise of warrants outstanding as of December 31, 2016, at an exercise price of $3.00 per share.

To the extent that any of these options are exercised, new options are issued under our equity incentive plans and subsequently exercised or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

The number of shares of our common stock presented above also excludes:

•	600,000 shares of common stock issued to, and 120,000 shares of our common stock issuable upon exercise of warrants issued to, TZ Holdings on March 16, 2017, which had previously been held back to secure indemnification obligations of TZ Holdings; and

•	1,087,800 shares of common stock issuable upon the exercise of options granted after December 31, 2016, with a weighted average exercise price of $3.17 per share.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following summary describes the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income and estate taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the U.S. Internal Revenue Code of 1986, as amended (the Code), such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons subject to the alternative minimum tax or Medicare contribution tax, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service (IRS) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income and estate tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation), nor an entity that is treated as a disregarded entity for U.S. federal income tax purposes (regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of persons treated as its partners for U.S. federal income tax purposes will generally depend upon the status of such partner and the activities of the said entity. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding our common stock through such entities are encouraged to consult with their own tax advisors regarding the possible implications of these rules for their investment in our common stock.

Distributions

As indicated in the “Dividend Policy” section of this prospectus, we have never declared or paid cash dividends on our common stock and we currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

In the event that we do make a distribution, subject to the discussion below, distributions made on our common stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally must provide us with a properly executed applicable IRS Form W-8, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, such Non-U.S. Holder may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce a Non-U.S. Holder’s adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. In general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will, or will continue to, qualify as regularly traded on an established securities market.

A Non-U.S. Holder described in (a) above, will generally be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in (b) above, will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States).

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed applicable IRS Form W-8 (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed applicable IRS Form W-8 applicable or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts of tax withheld under the backup withholding rules may be allowed as a refund or credits against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Additional Withholding and Reporting Requirements

A U.S. federal withholding tax of 30% may apply on dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules ) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply on dividends and the gross proceeds of a disposition of our common stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. An intergovernment agreement between the United States and applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.

The abovementioned rules currently apply to dividend payments on our common stock and will apply to payments of gross proceeds from the disposition of our common stock occurring on or after January 1, 2017 (which, under recent Treasury guidance, is expected to be delayed until on or after January 1, 2019). Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the possible impact of these rules on the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax.

Federal Estate Tax

An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the United States at the time of his or her death.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and Canaccord Genuity Inc. and Needham & Company, LLC, as representatives of the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, at the public offering price of $3.50 per share less the underwriting discount of $0.21 per share, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
Canaccord Genuity Inc.	2,457,450
Needham & Company, LLC	2,228,850
Ladenburg Thalmann & Co. Inc.	571,500
Rosenblatt Securities Inc.	457,200

Total	5,715,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than the shares covered by the option described below unless and until this option is exercised.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the Securities Act), and to contribute to payments the underwriters may be required to make for certain liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers at the public offering price less a selling concession not in excess of $0.126 per share. After the public offering of the shares, the underwriters may change the offering price and other selling terms.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.21 per share. The following table shows the per share and total underwriting discounts to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

		Total
	Per Share	Without Exercise of Option	With Exercise of Option
Public offering price	$3.50	$20,002,500.00	$23,002,875.00
Underwriting discounts and commissions paid by us	0.21	1,200,150.00	1,380,172.50

Net proceeds, before expenses, to us	$3.29	$18,802,350.00	$21,622,702.50

We have agreed to pay Lake Street Capital Markets, LLC a financial advisory fee of $75,000, which amount will reduce the commissions payable to the underwriters.

The expenses of the offering payable by us in connection with the offering, other than the underwriting discounts and commissions and the expense reimbursement referred to below, are estimated to be approximately $350,000. We are responsible for all of our expenses related to the offering, whether or not it is completed.

In addition to the underwriting discounts and commissions to be paid by us, we have agreed to reimburse the underwriters for up to $100,000 of certain of their out-of-pocket expenses incurred in connection with the offering, including travel, document production and distribution and database and research expenses and the reasonable fees and disbursements of underwriters’ outside counsel including those in connection with the review by and clearance of the offering with FINRA of the terms of the sale of the shares of common stock.

Option to Purchase Additional Shares

We have granted an option to the underwriters to purchase up to an aggregate of 857,250 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered

Lock-Up Agreements

We have agreed that during a period of 90 days from the date of this prospectus, we will not, without the prior written consent of Canaccord Genuity Inc. and Needham & Company, LLC, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of our common stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise, subject to certain exceptions. All of our executive officers and directors and certain of our stockholders have agreed that during a period of 90 days from the date of this prospectus, they will not, without the prior written consent of Canaccord Genuity Inc. and Needham & Company, LLC, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for our common stock, or publicly disclose an intention to effect any such transaction, (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for our common stock. Each of the lock-up agreements described above contains certain exceptions and applies to shares of our common stock owned now or acquired later by the person executing the agreement.

Canaccord Genuity Inc. and Needham & Company, LLC may, in their discretion, release any of the securities subject to these lock-up agreements at any time without notice.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include over-allotment and stabilizing transactions, passive market making and purchases to cover syndicate short positions created in connection with the offering. Until distribution of the shares of our common stock is completed, SEC rules may limit the underwriters from bidding for and purchasing shares of our common stock. However, the underwriters may engage in transactions that stabilize the price of the shares of our common stock, such as bids or purchases to peg, fix or maintain that price. A “stabilizing transaction” is a bid for or the purchase of common stock on behalf of an underwriter in the open market for the purpose of fixing or maintaining the price of the shares of common stock. Stabilizing transactions may cause the price of shares of our common stock to be higher than the price that might otherwise prevail in the open market.

If an underwriter creates a short position in our common stock in connection with the offering (i.e., if it sells more shares of our common stock than are listed on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing shares of our common stock in the open market. A “covering transaction” is the bid for or purchase of common stock on behalf of an underwriter to reduce a short position incurred by the underwriter in connection with the offering. The underwriters may also elect to reduce any short position by exercising all or part of the option described above. A short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in this offering. Similar to other purchase transactions, an underwriter’s purchases to cover the short sales may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise prevail in the open market.

An underwriter also may impose a penalty bid, whereby the underwriter may reclaim selling concessions allowed to syndicate members or other broker-dealers in respect of the common stock sold in the offering for their account if the underwriter repurchases the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the shares of our common stock in that it discourages resales of those shares of our common stock.

In connection with the offering, the underwriters may also engage in passive market making transactions in our common stock on The NASDAQ Stock Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

The underwriters have advised us that these transactions may be effected on The NASDAQ Stock Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters of the offering, or by their affiliates. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on such websites and any information contained in any other website maintained by the underwriters or any of their affiliates is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us or the underwriters in their capacities as underwriters and should not be relied upon by investors.

Disclaimers About Non-U.S. Jurisdictions

United Kingdom

The underwriters:

•	have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of Financial Services and Markets Act 2000 (as amended) (FSMA)) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

•	have complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area

In relation to each Member State of the European Economic Area (the EEA) which has implemented the Prospectus Directive (each, a Relevant Member State), an offer of our shares may not be made to the public in a Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this description, the expression an “offer of our shares to the public” in relation to any of our shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means European Union Directive 2003/71/EC (as amended by Directive 2010/73/EU and includes any relevant implementing measure in each Relevant Member State.

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of our shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus supplement or the prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Relationship with Synacor, Inc.

In the ordinary course of business, the underwriters and their affiliates have, and in the future may, provide various investment banking, financial advisory and other services to us for which they have received, and may receive, customary compensation. In the course of their business, the underwriters and their affiliates may actively trade our securities for their own account or for the accounts of customers, and, accordingly the underwriters and their affiliates may at any time hold long or short positions in such securities.

Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “SYNC.”

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, which are part of the registration statement, omit certain information, exhibits, schedules and undertakings set forth in the registration statement, as permitted by the SEC. For further information pertaining to us and the securities offered in this prospectus supplement, reference is made to that registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us.

Our common stock is listed on The NASDAQ Global Market under the symbol “SYNC.” General information about our company, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.synacor.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on, or than can be accessed through, our website is not incorporated into this prospectus supplement or other securities filings and is not a part of these filings.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede some of this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including filings made after the date of the initial registration statement, until we sell all of the shares covered by this prospectus supplement or the sale of shares by us pursuant to this prospectus supplement is terminated. In no event, however, will any of the information that we furnish to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than file with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 22, 2017;

•	the information contained in our definitive proxy statement on Schedule 14A for our 2016 annual meeting of stockholders, filed with the SEC on April 8, 2016;

•	our current reports on Form 8-K filed with the SEC on January 23, 2017 and April 3, 2017; and

•	the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on January 30, 2012 pursuant to Section 12(b) of the Exchange Act (as amended on July 15, 2014 and August 18, 2015), and all amendments and reports updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide each person to whom a prospectus is delivered, at no cost, a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. Requests, which may be oral or written, should be directed to our Investor Relations department at Synacor, Inc., 40 La Riviere Drive, Suite 300, Buffalo, New York 14202. Our telephone number is (716) 853-1362.

Information on, or that can be accessed through, our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

PROSPECTUS

$40,000,000

Common Stock

We may offer and sell shares of our common stock from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering.

Our common stock is listed on the NASDAQ Global Market under the symbol “SYNC.” On November 9, 2016, the closing sale price of our common stock on the NASDAQ Global Market was $2.80 per share.

We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the common stock being offered to you, before you make your investment decision.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN OUR COMMON STOCK.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is December 1, 2016.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Synacor,” “the company,” “we,” “our,” “us” or similar terms refer to Synacor, Inc., together with its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus relates to the offering of our common stock and is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “Commission” or “SEC”). By using a shelf registration statement, we may sell shares of our common stock, from time to time, in one or more offerings.

Each time we sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. References to the “applicable prospectus supplement” are to the prospectus supplement to this prospectus that describes the specific terms and conditions of the applicable offering. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We may include agreements as exhibits to the registration statement of which this prospectus forms a part. In reviewing such agreements, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures would not necessarily be reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Additional information about us may be found elsewhere in the registration statement of which this prospectus forms a part and our other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

We have not authorized any other person, including any dealer, salesperson or other individual, to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and the documents incorporated by reference is accurate only as of their respective dates.

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WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our common stock is listed on the NASDAQ Global Market, and these reports, proxy statements and other information are also available for inspection at the offices of the NASDAQ Stock Market, Inc. located at 1735 K Street, NW, Washington, D.C. 20006. Our SEC filings and reports are also available on our website at www.synacor.com.

This prospectus is part of a registration statement filed with the SEC by us. The full registration statement can be obtained from the SEC as indicated above, or from us.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information filed with the SEC by us after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than information in such documents that is not deemed to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	Portions of the Definitive Proxy Statement on Schedule 14A for the 2016 annual meeting of stockholders incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2015;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	Current Reports on Form 8-K filed on November 25, 2015, February 23, 2016, February 29, 2016, March 2, 2016, May 4, 2016 and May 23, 2016; and

•	The description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on January 30, 2012 pursuant to Section 12(b) of the Exchange Act (as amended on July 15, 2014 and August 18, 2015).

We also incorporate by reference any future filings (other than information in such documents that is not deemed to be filed) made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we file a post-effective amendment which indicates the termination of the offering of the common stock made by this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, including any exhibits that are specifically incorporated by reference into such documents. Requests should be directed to our Investor Relations department at Synacor, Inc., 40 La Riviere Drive, Suite 300, Buffalo, New York 14202. Our telephone number is (716) 853-1362.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. The prospectus supplement applicable to each offering of our common stock will contain a discussion of the risks applicable to an investment in our common stock. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus.

You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. Forward-looking statements include statements as to industry trends and future expectations of ours and other matters that do not relate strictly to historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “project,” “predict,” “potential” and similar expressions or variations intended to identify forward-looking statements. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in our Annual Reports on Form 10-K, in our Quarterly Reports on Form 10-Q and in any prospectus supplement related hereto in greater detail under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. You should read this prospectus and the documents incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly to reflect events or circumstances after the date of such statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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SYNACOR, INC.

We enable our customers to better engage with their consumers. Our customers include video, internet and communications providers, device manufacturers and enterprises. We are their trusted technology development, multiplatform services and revenue partner.

We enable our customers to provide their consumers engaging, multiscreen experiences with products that require scale, actionable data and sophisticated implementation. Through our Managed Portals and Advertising solutions, we enable our customers to earn incremental revenue by monetizing media among their consumers. At the same time, because consumers have high expectations for their online experience, we provide, through our Recurring and Fee-Based Revenue solutions, a suite of products and services that helps our customers successfully meet those high expectations. Our Cloud ID solutions empower our customers to provide consumers with access to video content across all devices, including PCs, tablets, smartphones and connected TVs, seamlessly and at scale. Our email and collaboration platform is used by our customers and channel partners to offer secure communication, calendaring and file sharing solutions to consumers and enterprises.

Our principal executive offices are located at 40 La Riviere Drive, Suite 300, Buffalo, New York 14202, and our telephone number is (716) 853-1362. Our website address is www.synacor.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.

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USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement with respect to the proceeds from the sale of the common stock to which such prospectus supplement relates, we intend to use the net proceeds from the sale of the common stock for working capital and general corporate purposes and for continued investments in development of our core technology and our product offerings. In addition, we may use a portion of such net proceeds for acquisitions of complementary businesses, technologies or other assets. However, we have no current understandings, agreements or commitments for any material acquisitions at this time, and we have not allocated specific amounts of the net proceeds to be received by us from any offering for any of these purposes.

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PLAN OF DISTRIBUTION

We may sell common stock in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	directly to one or more purchasers, including our affiliates;

•	through agents or dealers; or

•	through a combination of any of these methods of sale.

The prospectus supplements relating to an offering of common stock will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered shares and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered shares may be listed.

Any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered shares for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered shares may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such shares if any are purchased.

In connection with underwritten offerings of the offered shares and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered shares at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NASDAQ, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, we will sell such offered shares to the dealer, as principal. The dealer may then resell the offered shares to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

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Offered shares may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered shares in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Any common stock sold pursuant to a prospectus supplement will be listed on the NASDAQ Global Market, subject to official notice of issuance. Any underwriters to whom we sell shares for public offering and sale may make a market in the shares, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

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LEGAL MATTERS

The validity of the common stock being offered hereby is being passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, New York, New York. Any underwriters will also be advised about the validity of the common stock and other legal matters by their own counsel, which will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Zimbra, Inc. and subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

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5,715,000 Shares

Common Stock

Prospectus Supplement

April 6, 2017

Joint Book-Running Managers

Canaccord Genuity	Needham & Company